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                                                                  Exhibit (g)(i)

                  FACULTATIVE BULK Y.R.T. NON-REFUND AGREEMENT

CEDING COMPANY: SECURITY EQUITY LIFE INSURANCE COMPANY
                Armonk, New York

Referred to as the Ceding Company in this agreement.

REINSURER: ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
           Minneapolis, MN

Referred to as Allianz Life in this agreement.

ACCEPTED COVERAGES: Individual Life Insurance

EFFECTIVE DATE: January 1, 1996

In Witness Whereof the Ceding Company and Allianz Life have signed, duly attested and dated hereunder by their respective authorized officers:

SECURITY EQUITY LIFE                      ALLIANZ LIFE INSURANCE COMPANY
INSURANCE COMPANY                         OF NORTH AMERICA

/s/ Lulu Pieroni                          /s/ Edward J. Bonish
-----------------------------             ---------------------------------
      Signature                               Signature

V.P. and Treasurer                        Senior V.P. and CFO
-----------------------------             ---------------------------------
Title                                     Title

/s/ John Gat                              /s/
---------------------------               ---------------------------------
    Attested                              Attested

2nd V.P. - Sales                          Secy
---------------------------               ---------------------------------
Title                                     Title

                                                     7 Feb. 96
------------------------------------      ---------------------------------
Date                                      Date

                                        1

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TABLE OF CONTENTS

ARTICLE I - BASIS OF REINSURANCE                                3
ARTICLE II - TYPE OF REINSURANCE                                3
ARTICLE III - FACULTATIVE SUBMISSIONS                           3
ARTICLE IV - COMMENCEMENT AND TERMINATION OF LIABILITY          4
ARTICLE V - REINSURANCE PREMIUM RATES                           5
ARTICLE VI - AMOUNT AT RISK                                     6
ARTICLE VII - PAYMENT OF REINSURANCE PREMIUMS                   8
ARTICLE VIII - PREMIUM TAXES                                    9
ARTICLE IX - CLAIMS                                             9
ARTICLE X - EXTRA-CONTRACTUAL DAMAGES                          12
ARTICLE XI - POLICY CHANGES                                    13
ARTICLE XII - RECAPTURE AND RETENTION CHANGES                  14
ARTICLE XIII - INSPECTION OF RECORDS                           15
ARTICLE XIV - ERRORS                                           16
ARTICLE XV - ARBITRATION                                       16
ARTICLE XVI - INSOLVENCY                                       19
ARTICLE XVII - ENTIRE CONTRACT PROVISION                       20
ARTICLE XVIII - NON-PARTICIPATING AND NON-REFUND               20
ARTICLE XIX - HEADINGS                                         21
ARTICLE XX - PARTIES TO AGREEMENTS                             21
ARTICLE XXI - DURATION OF AGREEMENT                            21
ARTICLE XXII - DAC TAX                                         21
SCHEDULE A - RETENTION LIMITS                                  23
SCHEDULE B - REINSURANCE CESSION FORM                          24
SCHEDULE C - ACCEPTED PLANS OF INSURANCE AND RATES             25
SCHEDULE D - REINSURANCE RATES FOR CONVERSIONS                 27
SCHEDULE E - POLICY LIMITS                                     29
SCHEDULE F - SAMPLE BULK REPORTING FORMS                       29

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ARTICLE I - BASIS OF REINSURANCE

Commencing on the Effective Date, the Ceding Company may submit any of its individual life insurance risks under the Accepted Plans of Insurance as listed in Schedule C on a facultative basis subject to the provisions of this agreement. These provisions may be changed or modified by written agreement between the parties named in Article XX.

ARTICLE II - TYPE OF REINSURANCE

The individual life reinsurance covered by this agreement shall be upon the yearly renewable term plan for the net amount at risk or on another basis as set forth in Article VI.

ARTICLE III - FACULTATIVE SUBMISSIONS

In applying to Allianz Life for facultative individual life reinsurance, the Ceding Company shall use a form in substantial accord with Schedule B of this agreement. The Ceding Company shall submit complete copies of the original application, medical examiners' reports, inspection reports, attending physician's statements plus any other papers or information that may have a bearing on the insurability of the risk. Upon receipt of such application, Allianz Life shall examine the papers and promptly notify the Ceding Company of its decision. Allianz Life shall have the option of accepting, rating, or rejecting each risk.

The Ceding Company shall also furnish Allianz Life with specimen copies if its individual life insurance applications, policy forms, rider forms, conditional receipt, temporary receipt, reinstatement rules, placement requirements, and any tables of rates and values which may be required for the proper administration of the insurance reinsured under this agreement. The Ceding Company shall keep Allianz Life informed with respect to any modifications of such rules, requirements, or forms under which reinsurance may be desired. The Ceding Company must follow its written procedures for the delivery of its policies, including evidence of good health and collection of premiums and be in compliance with

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relevant laws of all applicable jurisdictions. Exceptions to following the
Ceding Company's written procedures can be granted only by written approval from Allianz Life.

ARTICLE IV - COMMENCEMENT AND TERMINATION OF LIABILITY

The liability of Allianz Life on individual life facultative reinsurance offers that are accepted and acknowledged by the Ceding Company shall commence and terminate simultaneously with that of the Ceding Company notwithstanding the other provisions of this agreement. The reinsurance shall be subject to the same terms and conditions as the policy issued by the Ceding Company on the life of the insured - excluding the provisions governing dividends, cash values, policy loans, and settlement options. There shall be no reinsurance for interim insurance nor insurance placed in force under the terms of a conditional receipt unless and until the Ceding Company has accepted Allianz Life's offer and placed its policy in force during the lifetime of the insured in accordance with its written placement procedures. Exceptions to the following written placement procedures may be granted only by written approval from Allianz Life.

In order for Allianz Life to be liable on any Conditional Receipt or Temporary insurance Receipt in accordance with the preceding qualifications, the Ceding Company must have submitted to Allianz Life a copy of the application and receipt it intends to use with regard to risks reinsured hereunder, and must have received written acknowledgment from Allianz Life that it intends to be bound on such receipt as herein stated. The Ceding Company shall give Allianz Life timely notice of proposed changes to its Conditional Receipt or Temporary Insurance Receipt or in its practices in issuing Conditional Receipts or Temporary Insurance Receipts. Allianz Life shall have no liability under such revised Conditional Receipt, Temporary Insurance Receipt or practices unless the Ceding Company has received written acknowledgment from Allianz Life that it intends to be bound by such revision.

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ACCEPTANCE: Acceptance of Allianz Life's offer of reinsurance by the Ceding
Company shall be in accordance with the terns contained in that offer and the provisions of this agreement. If Allianz Life's offer is not accepted, such offer shall terminate on the earlier of: (1) the date the Ceding Company withdraws its application; or (2) the termination date in Allianz Life's offer. The date of termination will be extended by written request from the Ceding Company, unless Allianz Life has denied in writing such request.

BULK REPORTS: When a policy on which reinsurance has been accepted by Allianz Life is paid for, the Ceding Company shall within 60 days of such payment include the cession on the bulk reporting form. Cessions shall only be accepted up to twenty-four months following the effective date of the Ceding Company's Policy.

CONVERSIONS AND INTERNAL REPLACEMENTS: For conversions and internal replacements issued as new policies, the liability of Allianz Life under the new policy shall begin immediately subsequent to the termination of Allianz Life's liability under the Original Policy.

AMOUNT: The amount of reinsurance under this agreement with respect to any policy reinsured shall be maintained in force without reduction, unless reinsurance is terminated or reduced as otherwise provided in this agreement.

ARTICLE V - REINSURANCE PREMIUM RATES

STANDARD AND SUBSTANDARD PREMIUMS: Allianz Life anticipates that the yearly renewable term rates attached in Schedule C will be continued indefinitely for all individual life reinsurance cessions to which such rates shall apply. However, if any one or more of such premium rates for any policy year or years after the first shall be less than the net premium rate or rates based on the 1980 CSO Table at 3% interest for the applicable mortality rating, only the latter rate or rates shall be guaranteed by Allianz Life.

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FLAT EXTRA PREMIUMS: Refer to Schedule C, attached.

TERM RENEWALS AND TERM CONVERSION PREMIUMS: Refer to Schedule C and Schedule D, attached.

INTERIM BILLING OF PREMIUMS FOR ADDITIONAL PERIODS: If the original policy is issued with insurance for an additional period, the reinsurance premium for such an additional period shall be computed at the second policy year premium rate and the premium for the first full policy year shall be computed at the first year rate. A policy fee shall not be payable for additional term periods unless the policy terminates in the first policy year.

ARTICLE VI - AMOUNT AT RISK

The individual life reinsurance of Allianz Life shall be upon the yearly renewable term plan for the net amount at risk for which the Ceding Company has paid premiums.

If the Ceding Company retains a portion of the risk, such retention shall be maintained unchanged except as allowed in Article XII.

LEVEL TERM PLANS: If the individual life insurance reinsured is issued as a level term plan, Allianz Life's net amount at risk shall equal the face amount of life insurance reinsured.

REDUCING TERM PLANS: If the individual life insurance reinsured is issued as a reducing term plan, Allianz Life's net amount at risk for the first policy year shall equal the face amount of the life insurance reinsured as of the beginning of the first policy year. After the first policy year, Allianz Life's net amount at risk for each of the policy years two through ten, inclusive, shall be reduced by one-ninth of the difference between (a) the face amount of the life insurance reinsured as of the beginning of the first

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policy year, and (b) the face amount of the life insurance reinsured as of the beginning of the tenth policy year.

Allianz Life's net amount at risk for each of the ten policy years, during any ten policy year period after the first ten policy years, shall be the prior policy year's net amount at risk, less an amount equal to one-tenth of the difference between (a) the face amount of the life insurance reinsured as of the beginning of the policy year immediately preceding the period involved, and (b) the face amount of the life insurance reinsured as of the beginning of the last policy year of the period involved.

UNIVERSAL/VARIABLE LIFE PLANS: Allianz Life's net amount at risk for Universal/Variable Life plans shall be proportionate to the Ceding Company's actual net amount at risk or a mutually acceptable approximation agreed to in writing by all parties.

A PLAN OTHER THAN A LEVEL TERM PLAN, REDUCING TERM PLAN, OR UNIVERSAL/VARIABLE LIFE PLAN: Allianz Life's net amount at risk for the first policy year shall equal the face amount of the individual life insurance reinsured. After the first policy year, Allianz Life's net amount at risk for each of the policy years two through ten, inclusive, shall be reduced by an amount equal to one-ninth of the cash value of the life insurance reinsured as of the end of the tenth policy year.

Allianz Life's net amount at risk for each of the ten policy years, during any ten policy year period after the first ten policy years, shall be the prior policy year's net amount at risk less an amount equal to one-tenth of the difference between (a) the cash value of the life insurance reinsured as of the end of the policy year immediately preceding the period involved, and (b) the cash value of the life insurance reinsured as of the end of the last policy year of the period involved.

                                        7

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ARTICLE VII - PAYMENT OF REINSURANCE PREMIUMS

Reinsurance premiums are to be paid annually at Allianz Life's home office without regard to the frequency of payment stipulated in the Policy issued by the Ceding Company.

At the end of each quarter, the Ceding Company shall send Allianz Life a statement of all reinsurance premiums falling due during the quarter and premiums for any new reinsurance. The statement shall include data substantially in accord with that which is set forth in Schedule F.

If a statement shows that a net reinsurance premium balance is payable to Allianz Life, the Ceding Company shall include with the statement its payment for the amount of the net balance.

If a statement shows a net balance is payable to the Ceding Company, Allianz Life shall pay to the Ceding Company the amount of the net balance within thirty
(30) days after the day on which the Ceding Company submitted the quarterly statement to Allianz Life.

PAYMENTS: The payment of reinsurance premiums in accordance with the provisions of this section shall be a condition precedent to the liability of Allianz Life under reinsurance covered by this Agreement. The initial premiums shall be due as of the date when such reinsurance becomes effective and shall be paid to Allianz Life not later than sixty (60) days after such due date. Renewal premiums are due on the respective annual anniversary dates of the policies reinsured and shall be paid to Allianz Life not later than thirty (30) days after the first day of the quarter following that in which such premiums fall due.

Allianz Life shall have the right to terminate the reinsurance for risks for which reinsurance premiums are in default by giving the Ceding Company thirty
(30) days written notice. The Ceding Company will be liable for the payment of reinsurance premiums to the effective date of termination. After the effective

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date of termination, an interest charge of 1% per month will be made on the then accumulated unpaid reinsurance premium.

TERMINATIONS: The Ceding Company will give Allianz Life timely notice of all policy terminations and changes that affect the reinsurance. Unearned reinsurance premiums will be refunded except that policy fees are not refundable on any mid-policy year termination.

ARTICLE VIII - PREMIUM TAXES

Allianz Life shall not reimburse the Ceding Company for any state premium taxes the latter may be required to pay.

ARTICLE IX - CLAIMS

PROOFS: Copies of proofs or other written matters relating to any claim reimbursable under this agreement shall be furnished to Allianz Life. With respect to the claim administration, negotiation, payment, denial, or settlement of any claim or legal proceeding, the Ceding Company shall act with good faith and in accord with its standard practices applicable to all claims, whether reinsured or not.

RECEIPT OF PREMIUM: Receipt by Allianz Life of the initial reinsurance premium and of each subsequent reinsurance premium, in accordance with the provisions of
Article VII of this agreement, shall be a condition precedent to Allianz Life's indemnification of the reinsurance to the Ceding Company.

INCONTESTABLE AND CONTESTABLE POLICIES: If a claim is made to the Ceding Company on a policy which is incontestable, Allianz Life shall accept the decision of the Ceding Company in payment or settlement of that claim or legal proceeding and shall indemnify the Ceding Company for Allianz Life's percentage

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of reinsurance liability upon receiving proof of loss and notice the Ceding
Company has paid the claimant. If a claim is made to the Ceding Company on a policy which is contestable and if the Ceding Company retained more than 50 percent of the insurance, Allianz Life shall abide the issue as it shall be settled by the Ceding Company for Allianz Life's percentage of reinsurance liability upon receipt of proof of loss and of payment by Ceding Company to the claimant. If the Ceding Company retained 50 percent or less of the insurance, all papers in connection with such claim shall be submitted to Allianz Life for its advice and counsel on the claim before conceding any liability, making any settlement, or denying benefits.

CONTEST: The Ceding Company shall promptly notify Allianz Life of its intention to contest insurance reinsured under this agreement or to assert defenses to a claim for such insurance. If the Ceding Company's contest of such insurance results in the reduction of its liability, Allianz Life shall share in such a reduction in the same proportion that the amount of reinsurance on the life under this agreement shall bear to the sum of the retained net amount at risk of the Ceding Company and the net amount at risk of all reinsures, including Allianz Life, on the date of the death of the insured. If Allianz Life should decline to participate in the contest or assertion of defenses, Allianz Life shall then discharge all of its liability by payment of the full amount of its reinsurance on the policy to the Ceding Company.

INTERPLEADER AND WAIVER OF PREMIUM: Payment of a claim should include amounts paid by the Ceding Company into a court of appropriate jurisdiction in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits which the Ceding Company admits are payable. Allianz Life is not liable for double or additional payment of policy proceeds. Indemnification of Allianz Life's percentage of reinsurance liability on account of death shall be made in one lump sum, regardless of the Ceding Company's mode of settlement. In settlement of Allianz Life's percentage of reinsurance liability for waiver-of-premium disability benefits, Allianz Life shall pay to the Ceding Company Allianz Life's percentage of the gross premium waived on an annual basis. Payments made under this section shall be made at the home office of Allianz Life.

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REINSURANCE LIABILITY: Reinsurance liability shall include indemnification of the Ceding Company by Allianz Life for amounts attributable to the Ceding Company's percentage of (a) the contractual benefit on a policy reinsured under this agreement; and (b) any unusual expenses incurred by or reimbursed by the Ceding Company, arising from the defense or investigation of a claim for liability on a policy reinsured under this agreement or from the taking up or rescinding of such a policy.

In no event shall the following be items of reinsurance liability:

1. routine investigative or administrative expenses, excluding fees and expenses of commercial inspection agencies;

2. salaries of employees or other internal expenses of the Ceding Company, other than travel expenses in connection with an investigation;

3. expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits which the Ceding Company admits are payable;

4. expenses, fees, settlement, or judgements arising out of or in connection with claims made against the Ceding Company for extra-contractual damages.

ATTORNEY'S FEES, COSTS, AND INTEREST: For purposes of this agreement, attorney's fees, costs, and interest imposed automatically by statute against the Ceding Company and arising solely out of a judgement rendered against the Ceding Company without a determination of fault on the part of the Ceding Company in a suit for policy benefits reinsured under this agreement shall be considered items of reinsurance liability.

MISSTATEMENT OF AGE OR SEX: In the event that the amount of insurance provided by a policy or policies reinsured under this agreement is increased or reduced because of a misstatement of age or sex

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established after the death of the insured, the reinsurance liability of Allianz
Life shall increase or reduce in an amount equal to the amount of the increase or reduction of the original insurance multiplied by the proportion represented by Allianz Life's percentage immediately prior to the discovery of such misstatement of age or sex. Reinsurance in force with Allianz Life shall be reformed on the basis of the adjusted amounts, using values applicable to the correct age and sex. Any adjustment in reinsurance premiums required by such reformation shall be made without interest.

INTEREST: If the Ceding Company pays or reimburses interest on the contractual benefit of a policy reinsured under this agreement, then Allianz Life shall indemnify the Ceding Company for Allianz Life's percentage of such interest.

ARTICLE X - EXTRA-CONTRACTUAL DAMAGES

Extra-contractual damages include punitive damages, consequential damages, compensatory damages and damages for emotional distress. In no event shall Allianz Life participate in such damages which are awarded against the Ceding Company as a result of an act, omission or course of conduct committed by the Ceding Company or its Agent in connection with the insurance reinsured under this agreement. Allianz Life shall, however, pay its share of statutory penalties awarded against the Ceding Company in connection with insurance reinsured under this agreement if Allianz Life elected to join in the contest of the coverage in question.

The parties recognize that circumstances may arise in equity which would require Allianz Life, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which Allianz Life was an active party and directed, consented to, or ratified in writing the act, omission, or course of conduct which ultimately results in the assessment of punitive, statutory, and/or compensatory damages. In such

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situations, the Ceding Company and Allianz Life would share such damages so assessed in proportions to the risk insured.

For the purposes of this provision, the following definitions shall apply:

Punitive Damages are those damages awarded as a penalty, the amount of which is not governed, nor fixed by statute;

Statutory Penalties are those amounts which are awarded as a penalty, but fixed in amount by statute;

Compensatory Damages are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

ARTICLE XI - POLICY CHANGES

CHANGES: If any change is made in the plan of the original policy reinsured with Allianz Life, including any change in status caused by the application of a nonforfeiture provision, a corresponding change shall be made in the reinsurance. If a change is made in the underwriting classification of the original policy reinsured with Allianz Life, a corresponding change shall be made in the reinsurance subject to the prior approval of Allianz Life if the original policy was facultatively submitted to Allianz Life.

The parties hereto may from time to time agree, in writing, that other methods of changing or reducing the reinsurance with Allianz Life shall apply in a given case without otherwise affecting the terms of this agreement.

If, for any reason, the net amount at risk increases due to a policy change, the increased amount of insurance must meet all conditions and requirements of new business issued under this agreement.

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REDUCTIONS AND TERMINATIONS: If a policy of life insurance issued by the Ceiling
Company is terminated or reduced, the reinsurance with respect to that policy shall be reduced in like amount as of the same date and time.

If any portion of insurance retained by the Ceding Company is reduced or terminated, the reinsurance with respect to other policies issued on the same life shall be simultaneously reduced or terminated, so that the Ceding Company maintains their original retention. In such cases, the reinsurance to be reduced or terminated shall be determined by the chronological order in which it was effected, the first effected being the first reduced or terminated, and so on. Two or more policies issued on the same date shall be considered one policy.

If the reinsurance on any particular policy has been ceded to more than one reinsurer, the reduction shall be applied to all reinsurers on such policy in proportion to the amounts originally ceded to each reinsurer. In no case shall the Ceding Company be required to assume a risk in excess of its regular retention limit at the time of issue of the original policy under which reinsurance is being terminated.

REINSTATEMENTS: If a policy reinsured hereunder lapses for nonpayment of premium and is reinstated in accordance with the written terms and rules of the Ceding Company, Allianz Life shall automatically reinstate its reinsurance under such policy. The Ceding Company shall pay Allianz Life all reinsurance premiums in arrears in connection with the reinstatement with interest at the same rate and in the same manner as the Ceding Company received under its policy. Reinstatement rules of the Ceding Company must be submitted to Allianz Life as required in Article III.

ARTICLE XII - RECAPTURE AND RETENTION CHANGES

If the Ceding Company increases its retention limits, the Ceding Company may reduce the reinsurance on all risks except those on which it kept amounts that were less than the maximum retention limits in effect

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when the original insurance was issued. The retention limits of the Ceding
Company as of the effective date of this agreement are shown in Schedule A. Special reduced or zero limits for specific underwriting hazards or impairments not described in Schedule A shall not be considered to be maximum limits of retention. The amounts recaptured will be sufficient to increase the Ceding Company's retention to the new limits. If there are other reinsurers, the reduction on each risk will be divided according to each reinsurer's portion of the total reinsurance on the risk. If the reinsurance is reduced on any risk, similar reductions shall be made on all risks eligible for recapture. The Ceding Company shall give written notice to Allianz Life ninety (90) days prior to the effective date of its increase in retention for new issues. Recapture available hereunder shall be effected not less than ninety (90) days after written notice is received by Allianz Life. The reinsurance in force shall then be reduced as provided herein upon the later of the anniversary date next following, or the twentieth anniversary date.

The above recapture provisions do not apply to risks that are accruing benefits under the waiver of premium provisions of the policy; these risks must be recaptured as soon as they are no longer collecting waiver of premium benefits.

The reduction in reinsurance due to recapture of accidental death benefits will be effective on the first policy anniversary following the written notice to recapture.

ARTICLE XIII - INSPECTION OF RECORDS

Allianz Life may, at any time with reasonable notice, inspect all books, documents and procedures which relate to reinsurance under this agreement. Such inspection shall take place in the offices of the Ceding Company or that of its agent or broker during normal business hours.

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ARTICLE XIV - ERRORS

Except for a violation of Article IV on Commencement & Termination of Liability, if either the Ceding Company or Allianz Life shall fail to perform an obligation under this agreement and such failure shall be the result of an error on the part of the Ceding Company or Allianz Life, such error shall be corrected by restoring both the Ceding Company and Allianz Life to the positions they would have occupied had no such error occurred; an "error" is a clerical mistake made inadvertently and excludes errors of judgement and all other forms of error.

This provision shall apply only to clerical errors relating to the administration of reinsurance covered by this agreement and not to the administration of the insurance provided by the Ceding Company to its insured. Any negligent or deliberate acts or omissions by the Ceding Company regarding the insurance provided are the responsibility of the Ceding Company and its liability insurer, if any, but not that of Allianz Life.

There is a mutual obligation on both the Ceding Company and Allianz Life to ensure that all errors are identified and corrected in an equitable manner at the earliest possible date.

ARTICLE XV - ARBITRATION

It is the intention of the Ceding Company and Allianz Life that the customs and practices of the insurance and reinsurance industry shall be given full effect in the operation and interpretation of this agreement. The parties agree to act in all things with good faith. If Allianz Life or the Ceding Company cannot mutually resolve a dispute which arises out of or relates to this agreement, the dispute shall be decided through arbitration as set forth in this provision. The arbitrators shall base their decision on the terms and conditions of this agreement and, if necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There shall be

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no appeal from the arbitrators' decision, and the parties may reduce that decision to judgement. This article shall survive the termination of this agreement.

To initiate arbitration, either the Ceding Company or Allianz Life shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within ten (10) working days of its receipt.

ARBITRATORS: The arbitration hearing shall be before a panel of three arbitrators, each of whom must be a present or former officer of a life insurance company. An arbitrator may not be a present or former officer, attorney or consultant of the Ceding Company, Allianz Life or either party's affiliates.

SELECTION OF ARBITRATORS: The Ceding Company and Allianz Life shall each name three (3) candidates to serve as an arbitrator. The Ceding Company and Allianz Life shall each choose one candidate from the other party's list and these two candidates shall serve as the first two arbitrators. If one or more candidates so chosen shall decline to serve as an arbitrator, the party which named such candidate shall add an additional candidate to its list and the other party shall again choose one candidate from the list. This process shall continue until two arbitrators have been chosen and have accepted. The Ceding Company and Allianz Life shall each present their initial lists of three (3) candidates by written notification to the other party within twenty-five (25) working days of the date of the mailing of the notification initiating the arbitration. Any subsequent additions to the list which are required shall be presented within ten (10) working days of the date the naming party receives notice that a chosen candidate has declined to serve.

The two arbitrators shall then select the third arbitrator from the four (4) candidates remaining on the lists of the Ceding Company and Allianz Life within fourteen (14) days of the acceptance of their positions as arbitrators. If the two arbitrators cannot agree on the choice of the third, then this choice shall be referred back to the Ceding Company and Allianz Life. The Ceding Company and Allianz Life shall take turns

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striking the name of one of the candidates from the remaining four (4)
candidates until only one candidate remains. If the candidate so chosen shall decline to serve as the third arbitrator, the candidate whose name was stricken last shall be nominated as the third arbitrator. This process shall continue until a candidate has been chosen and has accepted. This candidate shall serve as the third arbitrator. The first turn at striking the name of a candidate shall belong to the party that is initiating the arbitration. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

COMMUNICATIONS: It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in this provision. Therefore, at no time will either the Ceding Company or Allianz Life contact or otherwise communicate with any person who has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly-drafted communications provided by both the Ceding Company and Allianz Life to inform those candidates actually chosen as arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute shall be coordinated with the other party and shall be provided simultaneously to the other party or shall take place in the presence of the other party.

HEARING: The arbitration hearing shall be held on the date fixed by the arbitrators. In no event shall this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators shall establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) working days prior to the arbitration hearing, each party shall provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they shall give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration shall have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty
(20)
working days after the end of the arbitration hearing, the arbitrators shall issue a written decision. In their decision the arbitrators shall apportion the costs of arbitration, which shall include, but not be limited to their own fees and expenses as they deem appropriate.

ARTICLE XVI - INSOLVENCY

In the event of insolvency of the Ceding Company, all reinsurance claims payable shall be paid directly to its liquidator, receiver, or statutory successor without diminution because of the insolvency of the Ceding Company or because such liquidator, receiver, or statutory successor has failed to pay all or a portion of any claim.

NOTICE: in the event of insolvency of the Ceding Company, the liquidator, receiver, or statutory successor shall give Allianz Life written notice of the pendency of a claim on a policy reinsured within a reasonable time, in no event to exceed one year, after such claim is filed in the insolvency proceeding.

INVESTIGATION: During the pendency of a claim, Allianz Life may investigate such claim and interpose in the name of the Ceding Company, its liquidator, receiver or statutory successor, but at its own expense, in the proceeding where such claim is to adjudicated, any defense or defenses which Allianz Life may deem available to the Ceding Company or its liquidator, receiver, or statutory successor.

The expense thus incurred by Allianz Life shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by Allianz Life. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense or defenses to such claim, the expense shall be apportioned as though such expense had been incurred by the Ceding Company.

CANCELLATION OPTION: In the event of insolvency of Allianz Life, the Ceding Company, upon written notice within ninety (90) days, may at its option cancel this agreement effective retroactively to the date of such insolvency as it relates to the renewal of existing reinsurance. Allianz Life shall then make proper financial adjustment from the effective cancellation date and remain liable for the payment of any claim which had occurred prior to the date of cancellation whether or not due proof of such claim had actually been received by such date.

RIGHT TO OFFSET: In the event of the insolvency of either the Ceding Company or Allianz Life, any amounts owed by Allianz Life to the Ceding Company and by the Ceding Company to Allianz Life with respect to this agreement, shall be offset, as permitted by law, against each other with the balance to be paid by the appropriate party.

ARTICLE XVII - ENTIRE CONTRACT PROVISION

This agreement represents the entire agreement between Allianz Life and the Ceding Company and supersedes, with respect to its subject matter, any prior oral or written agreements between the parties. No modification of any provision of this agreement shall be effective unless set forth in a written amendment to this agreement which is executed by both parties. A waiver shall constitute a waiver only with respect to the particular circumstances for which it is given and not a waiver of any future circumstance.

ARTICLE XVIII - NON-PARTICIPATING AND NON-REFUND

Allianz Life does not participate in dividends, if any, that are payable nor does it pay any refunds resulting from the experience of policies reinsured under this agreement.

ARTICLE XIX - HEADINGS

Paragraph headings and Article headings are not controlling or binding provisions of this agreement.

ARTICLE XX - PARTIES TO AGREEMENTS

This is an agreement solely between the Ceding Company and Allianz Life. The acceptance of reinsurance hereunder shall not create any right or legal relationship whatsoever between Allianz Life and the insured or the beneficiary under any policies of the Ceding Company which may be reinsured hereunder.

ARTICLE XXI - DURATION OF AGREEMENT

This agreement shall be unlimited as to its duration but may be amended at any time in writing by mutual consent of the two parties as signed by a Vice President or other senior officer. This agreement may be terminated as to further new reinsurance by either party with ninety (90) days written notice to the other. Such terminations as to new reinsurance shall not affect existing reinsurance which shall remain in force as long as such policies shall remain in force and reinsurance premiums are paid when due, regardless of any change in ownership, merger or acquisition of either company.

ARTICLE XXII - DAC TAX

The Ceding Company and Allianz Life hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under
Section 848 of the Internal Revenue Code of 1986.

1. The term "party" will refer to either the Ceding Company or Allianz Life as appropriate.

2. The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5. Allianz Life will submit a schedule to the Ceding Company by April 1, of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that Allianz Life will report such net consideration in its tax return for the preceding calendar year.

6. The Ceding Company may contest such calculation by providing an alternative calculation to Allianz Life by May 1 of the year following the end of the taxable year. If the Ceding Company does not notify Allianz Life by May I, the net considerations reported in the respective tax returns will be the value as defined in Item 5 above.

7. If the Ceding Company contests Allianz Life's calculation of the net consideration, the parties will act in good faith to reach an agreement on the correct amount within thirty (30) days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and Allianz Life reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

                                   SCHEDULE A

                                RETENTION LIMITS

                                 SECURITY EQUITY

                                 LIFE RETENTION

                                All Ages $125,000

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA      SCHEDULE B                  ALLIANZ (LOGO)
50 HENNEPIN AVENUE SOUTH                             ___ NEW BUSINESS CESSION
MINNEAPOLIS, MN 55403-2195                           ___ AMENDED CESSION
                                                     ___ COINSURANCE __ YRT

Automatic        Faculative    Fac-Oblig.    REINSURANCE APPLICATION    Participating    Non-Participating
   ___             ____          ____        U. S.__  CANADIAN ___          ___              _____

Ceding Company                               Agency     Application No.                  Date

Insured's Name                   Age         Birthdate  State of Birth                   State of Residence

Social Security #
Occupation                       Height      Weight     Medical         Non-Medical      Male       Female
                                                         ___                 ___         ___          ___

INSURANCE INFORMATION                LIFE      RIDER    DISABILITY     ACC. DEATH     PLAN
Previous Insurance in force by us
Substandard Rating
Obtained by us
Issuing new insurance for
Substandard rating
Obtained by us
Required Reinsurance

Has risk submitted to us previously formally or informally? __ No _ Yes: __War Clause ___ No __Yes: __Aviation Clause __No ___Yes

We are reporting the following codes to M.I.B:

This case has/has not been submitted elsewhere for reinsurance, and we have/have not been refused coverage on this risk. Reason for declination:

REMARKS:

CESSION OF REINSURANCE  COMPOSITE __  SMOKER __   NONSMOKER __   PREFERRED ___

                        LIFE    RIDER         WP/DISABILITY  ACC- DEATH   PLAN

Current Issue                                                             Base
Retained by us
Reinsurance                                                               Rider
Rating
Policy Number         Policy Date  Reserve Basis Allianz Life Reinsurance Number

Prel. Term From: Dis: Ann. Prem. waived-Plan Dis: Ann. Prem. waived-Rider Expiry
Date DIS. Expiry Date A.D. A.N.B A.L.B                      ___            _____

                    PREMIUMS (To be completed at your option)

                                                                                                  TOT.
POLICY          BASE      RIDER    REG       SUB       FLAT                       TOT.    TOT.    NET
YEAR     AGE   AMOUNT     AMOUNT   ULAR    STANDARD    EXTRA      WP/DIS   A.D.   PREM.   COINS   PREM

SIGNED FOR THE CEDING COMPANY
_____________________________

The above cession is accepted subject to all provisions of the reinsurance agreement.

                                ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By: ______________________
         Title
__________________________            ____________________________________ FSA
         State        Date            Vice President - Reinsurance Actuary

                                   SCHEDULE C

                      ACCEPTED PLANS OF INSURANCE AND RATES

PLANS OF INSURANCE:

All Individual Life Plans.

INDIVIDUAL LIFE REINSURANCE: The rates shown in this schedule apply to reinsurance cessions of $20,000 or more. The total YRT reinsurance premium on standard cessions consists of the appropriate YRT rate per $1,000 (attached) multiplied by the following percentage: Nonsmoker = 70%, Smoker = 1.35%. The YRT premium will be applied to the net amount at risk only.

SUBSTANDARD TABLE EXTRAS: Substandard table extras will be reinsured at 25% per table multiplied by the appropriate YRT rate.

FLAT EXTRA: On substandard cessions involving flat extra premiums payable for periods of more than five years, the reinsurance flat extra premium in the first year is zero and in renewal years is 90% of the gross flat extra premium charged by the Ceding Company. When the flat extra premium is payable for five years or less, the reinsurance flat extra premium in all policy years is 90% of the gross flat extra premium charged by the Ceding Company.

DIVIDENDS: Allianz Life will not participate in dividends.

EXPENSE CHARGES: The Ceding Company will retain all expense charges.

CASH VALUE: Allianz Life will not participate in cash values.

DEFICIENCY RESERVES: Allianz Life will not set up deficiency reserves on its portion of the risk.

                                      75/80
                                      MALE
                                   POLICY YEAR
                                 ISSUE AGE 0-80

                                      75/80
                                     FEMALE
                                   POLICY YEAR
                                 ISSUE AGE 0-80

                                   SCHEDULE D

         YEARLY RENEWABLE TERM PREMIUMS, PREMIUMS FOR BENEFIT COVERAGES
                           AND SUBSTANDARD FLAT EXTRAS

                                       FOR

                                   CONVERSIONS

For the purpose of determining duration and appropriate YRT rates, conversions shall be considered as continuations of the original insurance. The rates and provisions listed in Schedule C will apply to conversions.

                                   SCHEDULE E

                                 POLICY LIMITS:

MINIMUM CESSION SIZE: The minimum initial amount to be reinsured for facultative business is $20,000.

TRIVIAL AMOUNTS: Reinsurance may be terminated at the option of the Ceding Company on any cession where the net amount at risk reinsured becomes less than $3,000 providing it has been in force three years.

                                   SCHEDULE F

                               SAMPLE BULK REPORTS

STATUTORY RESERVES: reported quarterly in substantial accord with the information listed below.

TAX RESERVES: end of year tax reserves reported annually in substantial accord with the information listed below.

STATUTORY AND TAX RESERVES

                                                              Life        Subst.
Valuation Basis              Plan     Count      Amount      Reserve     Reserve
--------------------------------------------------------------------------------
80 CSO ALB 4% CRVM RIP       ART      1,567     3,465,978      6,453          0
80 CSO ANB 5,5% NL Curtate   UL      10,946    10,863,572    953,456      3,948

Additional information needed if applicable to agreement:

1.       Deficiency Reserves for Coinsurance Agreements

2.       Face and Reserve Amounts for ADB Riders

3.       Reserve Amounts for Waiver of Premium Riders

                             BULK IN FORCE LISTING:

                               Name
                                Of                       I      S      S     U                            Flat Ex.
Policy    Plan    Issue       Insured      Birth   ST    N      E      M     N      Issue     Life     Rate / # Face
Number    Code    Date    Last, First, M.  Date    CD    S      X      C     W      Age       Rtg.     of Yrs.  Amt

                 Current                    Net     Net      Net
Policy    Cession  Ceded   Life     Life     AD      WD     Total
Number    Amt.     NAR     Prem.    Comm.   Prem.   Prem.   Prem.

                             TOTAL:

                     Automatic YRT:      Ceded Count
                                         Ceded NAR

                     Facultative YRT:    Ceded Count
                                         Ceded NAR

                     Automatic COINS:    Ceded Count
                                         Ceded NAR

                     Facultative COINS:  Ceded Count
                                         Ceded NAR

Description of Columns #6 - 10:

Column #6/ST CD-State of Residence

Column #7/INS-Insurance Type (YRT or COINS)

Column #8/SEX-Sex (Male or Female)

Column #9/SMC-Smoker Code (Smoker, Nonsmoker, Composite, or Preferred)

Column #10/UNW-Underwriting Code (Facultative or Automatic)

                       BULK POLICY EXHIBIT DETAIL LISTING

                                 **Rick Amount**

Policy     Plan      Issue     Name of    Birth                          Ins.     Und.     Transaction         Trans.
Number     Code      Date      Insured    Date      Before     After     Type     Type     Description     Effective Date

                                 Last, First MI

Desired Transaction Descriptions:

        Ceded In Error
        Conversion
        Conversion Termination
        Conversion New Issue
        Deaths
        Expirys
        ET1 or Reduced Paid Up
        Face Amount Increase/Decrease
        Increase Due to COLA/IBR
        Lapses (Including Conversion
        Terminations)
        Maturities
        Name Change/Correction
        Natural Changes
        New Business
        Not Taken/Issue Cancellation
        Policy Date Change/Correction
        Recapture
        Reduced Amount
        Reduced Rating
        Reinstatements
        Surrenders

                              NEW BUSINESS LISTING

                             Name
                              Of                        I     S      S      U                          Flat Ex.
Policy   Plan    Issue      Insured      Birth    ST    N     E      M      N      Issue    Life    Rate / # Face
Number   Code    Date   Last, First, M.  Date     CD    S     X      C      W      Age      Rtg.    of Yrs.  Amt

                                      Net     Net    Original
Policy      Cession    Life    Life    AD      WD     Issue
Number        Amt.     Prem.   Comm.  Prem.   Prem.   Date*

                TOTAL:

        Automatic YRT:      Ceded Count
                            Ceded Cession Amount

        Facultative YRT:    Ceded Count
                            Ceded Cession Amount

        Automatic COINS:    Ceded Count
                            Ceded Cession Amount

        Facultative COINS:  Ceded Count
                            Ceded Cession Amount

Description of Columns #6 - 10:

Column #6/ST CD-State of Residence

Column 7/INS-Insurance Type (YRT or COINS)

Column #8/SEX-Sex (Male or Female)

Column #9/SMC-Smoker Code (Smoker, Nonsmoker, Composite, or Preferred)

Column #10/UNW-Underwriting Code (Facultative or Automatic)

NOTE: *Original Issue Date is used for Conversion New Issues only. This field should show the issue date of the original policy.

                       BULK POLICY EXHIBIT SUMMARY LISTING

            AUTOMATIC                              FACULTATIVE

MONTH TO DATE      YEAR TO DATE        MONTH TO DATE       YEAR TO DATE

COUNT   RISK     COUNT      RISK       COUNT    RISK     COUNT        RISK


YRT:

      BALANCE FWD
      NEW BUSINESS
      NOT TAKEN/CEDED IN ERROR
      REINSTATEMENTS
      NATURAL CHGS
      OTHER INCREASES
      OTHER DECREASES
      DEATHS
      MATURITIES
      EXPIRYS
      SURRENDERS
      LAPSES (INCLUDING CONVERSION TERMINATIONS)
      CONVERSION NEW ISSUE
      RECAPTURES

CURRENT IN FORCE

COINSURANCE:

      BALANCE FWD
      NEW BUSINESS
      NOT TAKEN/CEDED IN ERROR
      REINSTATEMENTS
      NATURAL CHGS
      OTHER INCREASES
      OTHER DECREASES
      DEATHS
      MATURITIES
      EXPIRYS
      SURRENDERS
      LAPSES (INCLUDING CONVERSION TERMINATIONS)
      CONVERSION NEW ISSUE
      RECAPTURES

CURRENT IN FORCE

                     BULK STATEMENT OF REINSURANCE PREMIUMS

            Name
             Of                                    I     U             Current
Policy     Insured          Issue   Issue   ST     N     N     Life    Ceded    Flat     Life    AD     WD
Number     Last, First, M.  Date    Age     CD     S     W     Rtg.    NAR      Extra    Prem.   Prem.  Prem.

                    Net    Net
Policy              AD     Total     Transaction
Number     Comm.    Prem.  Prem.   Desc./Eff. Date

               TOTAL:

       Automatic YRT:      FIRST YEAR PREMIUM
                           RENEWAL PREMIUM

       Facultative YRT:    FIRST YEAR PREMIUM
                           RENEWAL PREMIUM

       Automatic COINS:    FIRST YEAR PREMIUM       FIRST YEAR COMMISSION
                           RENEWAL PREMIUM          RENEWAL COMMISSION

       Facultative COINS:  FIRST YEAR PREMIUM       FIRST YEAR COMMISSION
                           RENEWAL PREMIUM          RENEWAL COMMISSION

Description of Columns #5 - 7:

Column #5/ST CD-State of Residence

Column #6/INS- Insurance Type (YRT or COINS)

Column #7/UNW-Underwriting Code (Facultative or Automatic)